Exhibit 99.2

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com

FMC Corporation Announces Details of Final Separation of Livent Corporation
PHILADELPHIA, February 11, 2019 -- FMC Corporation (NYSE: FMC) announced today that its Board of Directors has approved the distribution of all of its remaining interest in Livent Corporation (“Livent”) (NYSE: LTHM) to FMC stockholders, payable on March 1, 2019, to shareholders of record as of 5:00 p.m. EST on February 25, 2019.
Subject to the conditions described below, the FMC Board of Directors has authorized the distribution to FMC stockholders of an aggregate of 123,000,000 shares of Livent common stock on March 1, 2019, the distribution date, as a pro rata dividend on shares of FMC common stock outstanding at the close of business on the record date of February 25, 2019. Based on the number of shares of FMC common stock outstanding as of December 31, 2018, FMC estimates that each share of FMC common stock will receive approximately 0.9304664 shares of Livent common stock in the distribution. The actual distribution ratio for the Livent common stock to be distributed per share of FMC common stock will be determined based on the number of shares of FMC common stock outstanding on the record date.
The Distribution is subject to certain customary conditions, including receipt of a customary tax opinion and confirmation of sufficient capital adequacy and surplus to make the distribution. FMC expects all of these conditions to be satisfied on the distribution date.
Fractional shares of Livent common stock will not be distributed to FMC stockholders. Instead, the fractional shares of Livent common stock will be aggregated and sold on behalf of the applicable shareholders in the open market, with the net proceeds distributed pro rata in the form of cash payments to FMC stockholders who would otherwise receive Livent fractional shares. The spin-off has been structured to qualify as a tax-free distribution to FMC stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will, however, be taxable. FMC stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the distribution.

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Beginning on February 24, 2019, and continuing through the close of trading on the New York Stock Exchange (the “NYSE”) on March 1, 2019, the distribution date, the following markets will exist in FMC and Livent common stock (each of which will be traded on the NYSE):
FMC common stock “regular way” market (NYSE: FMC): Shares of FMC common stock that trade in the regular way market will trade with “due bills,” which are entitlements to shares of Livent common stock to be distributed pursuant to the distribution. Any holders of shares of FMC common stock who sell FMC shares the “regular way” between the record date and the distribution date will also be selling their right to receive Livent shares.
FMC common stock “ex-distribution/when issued” market (NYSE: FMC WI): Shares of FMC common stock that trade in the ex-distribution/when-issued market will trade without an entitlement to shares of Livent common stock to be distributed pursuant to the distribution. If you own shares of FMC common stock on the record date and sell those shares of FMC common stock in the ex-distribution/when-issued market prior to or on the distribution date, you will still receive the shares of Livent common stock that were to be distributed to you in respect of those shares of FMC common stock.
Livent common stock “regular way” market (NYSE: LTHM): The regular way market is the same market for Livent common stock that has been in existence since Livent completed its initial public offering of its common stock in October 2018.
Livent common stock “when-issued” market (NYSE: LTHM WI): The when-issued market for Livent common stock relates to the shares of Livent common stock that will be distributed to FMC stockholders on the distribution date. Therefore, if you are entitled to receive shares of Livent common stock in the distribution, you may trade your entitlement to the shares of Livent common stock, without the shares of FMC common stock you own, in the Livent common stock when-issued market.
All trades in the “regular way” markets will settle on the third trading day after the trade date. The due bills will settle on the third trading day after the distribution date. All trades in the “ex-distribution/when-issued” market and “when-issued” market will settle on the fourth trading day after the distribution date, irrespective of the trade date.
Livent common stock currently trades on the NYSE under the symbol “LTHM.”
The distribution of shares of Livent common stock will be made in book entry form, and no physical share certificates of Livent will be issued. An information statement describing the distribution will be mailed to FMC stockholders following the record date. FMC stockholders will not be required to pay cash or other consideration for the shares of Livent common stock to be distributed to them or to surrender or exchange

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their shares of FMC common stock to receive the distribution.
BofA Merrill Lynch and Goldman Sachs & Co. LLC are acting as financial advisors and Davis Polk & Wardwell LLP is acting as lead counsel to FMC Corporation in connection with the spin-off of Livent Corporation.

About FMC
FMC Corporation provides solutions to growers around the world with a portfolio of proprietary crop protection products and a robust pipeline fueled by innovative discovery and development capabilities in crop protection, plant health and professional pest and turf maintenance solutions. In October 2018, FMC conducted an initial public offering of its Lithium business. The new company, Livent Corporation, is approximately 84 percent owned by FMC and is expected to be spun off on March 1, 2019. FMC employs approximately 7,300 employees (including through Livent) around the globe. To learn more, please visit www.fmc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2017 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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